Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Second Quarter Results

Wednesday, August 3, 2005

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today reported results for the three months and six months ended June 30, 2005.

For the three-month and six-month periods ended June 30, 2005, revenue was $3.8 million and $6.9 million, respectively, compared to $2.6 million and $6.0 million for the three-month and six-month periods ended June 30, 2004, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $83,000 ($0.01 per share) and $443,000 ($0.06 per share) for the three-month and six-month periods ended June 30, 2005, respectively, compared to a net loss attributable to common shareholders of $321,000 ($0.05 per share) for each of the three-month and six-month periods ended June 30, 2004.

“We are encouraged by the revenue growth recorded in the second quarter, particularly in Consulting Services revenue,” stated Rich Talarico, Allin’s chief executive officer. “The year-to-year growth in this segment of our business is tangible evidence of the ground work we have laid to ensure that we are effectively aligned with Microsoft in each of the geographic areas we serve. Our relationship with Microsoft is further evidenced through our recent recognition as a Microsoft Partner of the Year in Northern California and through the Greater Pennsylvania District Area Outstanding Partner Award received by our Pittsburgh office.”

Mr. Talarico continued, “Our recent acquisition of the CodeLab Technology Group adds a strong presence in the financial services sector. We are also encouraged by the strength of our pipeline of potential business in the interactive media area. It is as strong as it has been in over two years. The sales cycle on interactive media projects can be quite long, but we are confident that we will maintain our position as the leading provider in this industry for the foreseeable future.” For more information regarding the Company’s acquisition of the CodeLab Technology Group please see the recent press release, which can be found on the Allin Web site.

Revenue increased 45% comparing the quarter ended June 30, 2005 with the quarter ended June 30, 2004. Growth over this period was recorded in nearly every revenue segment. Consulting Services revenue recorded a 36% increase, driven primarily by implementations of Microsoft SharePoint and increases in services related to Microsoft Business Solutions products. Systems Integration revenue improved 25% due to the majority of the interactive television implementation for the Carnival Liberty cruise ship being completed during the second quarter of 2005; however, the current backlog of signed business in this segment remains weak. Strong growth in revenue from Information System Product Sales during the period was the result of an increase in the sale of Microsoft Business Solutions products.

Switching to the year-to-date numbers, revenue for the six months ended June 30, 2005 grew at a 15% rate when compared with the same period of the prior year. Growth of 24% in Consulting Services revenue for the period was offset by a decline in Systems Integration revenue. Microsoft SharePoint and Business Solutions projects led the growth in Consulting Services, while the decline in Integration Services revenue was due to fewer new cruise line vessels being completed for the Company’s clients during the six months ended June 30, 2005, compared to the same period of the prior year. Information System Product Sales also showed strong growth in revenue compared to the prior year due to increased resale numbers for Microsoft Business Solutions products.

The Company recorded an increase in gross profit for the three- and six-month periods ended June 30, 2005, as compared to the same periods of the prior year, due to the higher revenue numbers and to an increase in the consolidated gross margin percentage. The increased margin percentage was attributable to an increase in the ratio of Consulting Services revenue to total revenue, as Consulting Services generally support higher margin rates than System Integration projects or Information System Product Sales.

The Company’s operating expenses increased by 31% comparing the quarter ended June 30, 2005 with the quarter ended June 30, 2004, and 25% comparing the six-month periods ended the same dates. The increases were primarily attributable to increased technical head count and increases in depreciation and amortization. Although utilization rates improved during the second quarter of 2005 compared to the first quarter of 2005, the unbilled time associated with the addition of technical head count caused increases in operating expenses in the second quarter and first half of 2005, as compared to the prior year periods.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in interactive media and Microsoft-based technologies with operations centered on four practice areas: Interactive Media, Technology Infrastructure, Collaborative Solutions and Business Process. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida, Wakefield, Massachusetts and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet site on the World Wide Web at http://www.allin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “we are encouraged,” “we are confident” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended June 30, 2005 and 2004, presented below, have been derived from the consolidated financial statements of the Company for 2005 and 2004.

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting services	$2,559	$1,881	$5,007	$4,055
Systems Integration	624	501	776	1,404
Outsourced services	179	145	339	307
Information System Product Sales	435	75	683	172
Other Services	40	47	107	67

Total revenue	3,837	2,649	6,912	6,005

Cost of sales	1,786	1,294	3,099	2,851

Gross profit	2,051	1,355	3,813	3,154
Selling, general & administrative	1,872	1,433	3,735	3,002
Loss (gain) on disposal of assets	-0-	2	-0-	(7)
Depreciation & amortization	75	50	140	96

Total operating expenses	1,947	1,485	3,875	3,091

Income (loss) from operations	104	(130)	(62)	63
Interest (income) expense, net	(4)	11	4	20
Benefit from income taxes	-0-	(3)	-0-	-0-

Net income (loss)	108	(138)	(66)	43
Accretion and dividends on preferred stock	191	183	377	364

Net loss attributable to common shareholders	$(83)	$(321)	$(443)	$(321)

Loss per common share – basic and diluted	$(0.01)	$(0.05)	$(0.06)	$(0.05)

Weighted average shares outstanding – basic and diluted	6,967,339	6,967,339	6,967,339	6,967,339

	June 30, 2005	December 31, 2004
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$1,808	$3,091
Other Current Assets	3,224	3,372

Total Current Assets	5,032	6,463
Other Assets	2,273	2,288

Total Assets	$7,305	$8,751

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	1,756	2,962
Other Liabilities	2,592	2,397
Shareholder’s Equity	2,957	3,392

Total Liabilities and Shareholder’s Equity	$7,305	$8,751